Exhibit 4.1

WARRANT ASSUMPTION AND AMENDMENT AGREEMENT

This Warrant Assumption and Amendment Agreement (this “Agreement”) is made as of August 11, 2022, by and among Redbox Entertainment Inc., a Delaware corporation, f/k/a Seaport Global Acquisition Corp. (the “Company”), Chicken Soup for the Soul Entertainment Inc., a Delaware corporation (“CSSE”), and Continental Stock Transfer & Trust Company, a New York corporation (“CST”).

RECITALS

WHEREAS, the Company and CST (in its capacity as Warrant Agent) are parties to that certain warrant agreement, dated as of November 27, 2020 (the “Existing Warrant Agreement”);

WHEREAS, capitalized terms used herein but not otherwise defined in this Agreement shall have the meanings ascribed to such terms in the Existing Warrant Agreement;

WHEREAS, as of the date hereof the Company has issued and outstanding (a) 3,897,303 warrants (collectively, the “Private Warrants”), to purchase shares of the Company’s Class A common stock, par value $0.0001 per share (“RDBX Common Stock”), with an exercise price of $11.50 per share of RDBX Common Stock, and (b) 11,944,627 warrants to purchase shares of RDBX Common Stock, with an exercise price of $11.50 per share of RDBX Common Stock, which warrants were issued in the Company’s initial public offering (collectively, the “Public Warrants” and, along with the Private Warrants, the “Warrants”);

WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;

WHEREAS, on May 10, 2022, a Merger Agreement (the “Merger Agreement”) was entered into by and among the Company, CSSE, RB First Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of CSSE (“Merger Sub Inc.”), RB Second Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of CSSE (“Merger Sub LLC”), Redwood Opco Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of CSSE (“Opco Merger Sub LLC”), and Redwood Intermediate LLC, a Delaware limited liability company (“Opco LLC”);

WHEREAS, upon the terms and subject to the conditions of the Merger Agreement, (i) at the Effective Time (as defined in the Merger Agreement), (A) Merger Sub Inc. will merge (the “First Company Merger”) with and into the Company, with the Company continuing as the surviving entity (the “Surviving Corporation”); and (B) simultaneously with the First Company Merger, Opco Merger Sub LLC will merge (the “Opco Merger”) with and into Opco LLC, with Opco LLC continuing as the surviving entity (the “Opco Surviving Company”); and (ii) immediately following the First Company Merger and Opco Merger, the Surviving Corporation will merge (the “Second Company Merger” and, together with the First Company Merger, the “Integrated Mergers,” and the Integrated Mergers together with the Opco Merger, the “Mergers”) with and into Merger Sub LLC, with Merger Sub LLC continuing as the surviving entity (the “Surviving Company”). In connection with such Mergers, all shares of RDBX Common Stock issued and outstanding immediately prior to the Effective Time (as defined in the Merger Agreement), other than any Excluded Shares (as defined in the Merger Agreement), will be converted into and become exchangeable for 0.087 (the “Exchange Ratio”) of a share of Class A common stock of CSSE (“CSSE Common Stock”), in accordance with the Merger Agreement;

WHEREAS, upon consummation of the Mergers, as provided in Section 4.4 of the Existing Warrant Agreement, each of the issued and outstanding Warrants will no longer be exercisable for shares of RDBX Common Stock but instead will be exercisable (subject to the terms and conditions of the Existing Warrant Agreement as amended hereby) for shares of CSSE Common Stock;

WHEREAS, Section 9.8 of the Existing Warrant Agreement provides that the Company and CST may amend the Existing Warrant Agreement without the consent of any Registered Holders, to provide for the delivery of Alternative Issuance pursuant to Section 4.4 of the Existing Warrant Agreement; and

WHEREAS, in accordance with Section 9.8 of the Existing Warrant Agreement, upon consummation of the Mergers, the Warrants held by each Registered Holder will be adjusted such that the total number of Warrants represented thereby will be equal to the product of the number of Warrants held prior to the Mergers multiplied by the Exchange Ratio, and the exercise price for each such Warrant will be equal to $132.18 per share of CSSE Common Stock (which is calculated by dividing the current $11.50 per-share exercise price of such warrants by the Exchange Ratio).

NOW, THEREFORE, in consideration of the foregoing and of the mutual covenants and agreements contained herein, the receipt and sufficiency of which is hereby acknowledged, and intending to be legally bound, the parties hereto hereby agree as follows:

AGREEMENT

1.             Assumption; Consent.

1.1           Assumption. CSSE hereby assumes all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended hereby) as of the Effective Time (as defined in the Merger Agreement). CSSE hereby agrees to pay reasonable remuneration to the Warrant Agent (pursuant to the Warrant Agent fee schedule mutually agreed upon), perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising from and after the Effective Time.

1.2           Consent. The Company hereby consents to the assumption of the Existing Warrant Agreement by CSSE pursuant to Section 1.1 of this Agreement effective as of the Effective Time, and to the continuation of the Existing Warrant Agreement in full force and effect from and after the Effective Time, subject at all times to the Existing Warrant Agreement (as amended hereby) and to all of the provisions, covenants, agreements, terms and conditions of the Existing Warrant Agreement (as amended hereby) and this Agreement.

2.             Amendment of Existing Warrant Agreement. The Company and CST hereby amend the Existing Warrant Agreement as provided in this Section 2, effective as of the Effective Time as follows:

2.1           Preamble. The preamble on page one of the Existing Warrant Agreement is hereby amended by (i) deleting “Seaport Global Acquisition Corp., a Delaware corporation” and replacing it with “Chicken Soup for the Soul Entertainment, Inc., a Delaware corporation”. As a result thereof, all references in the Existing Warrant Agreement and the amendments to the Existing Warrant Agreement below to the “Company” shall become references to CSSE.

2.2           Recitals. The recitals on page one of the Existing Warrant Agreement are hereby deleted and replaced in their entirety as follows:

“WHEREAS, on May 10, 2022, a Merger Agreement (the “Merger Agreement”) was entered into by and among the Company, Redbox Entertainment Inc. (“Redbox”), RB First Merger Sub Inc., a Delaware corporation and direct wholly owned subsidiary of the Company (“Merger Sub Inc.”), RB Second Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Merger Sub LLC”), Redwood Opco Merger Sub LLC, a Delaware limited liability company and direct wholly owned subsidiary of the Company (“Opco Merger Sub LLC”), and Redwood Intermediate LLC, a Delaware limited liability company (“Opco LLC”);

WHEREAS, in connection with the transactions described in the Merger Agreement, the Company hereby amends the issued and outstanding warrants (the “Warrants”) held by Registered Holders (as defined in Section 2.3.2 below) such that the number of Warrants held by each such Registered Holder is adjusted by multiplying the number of Warrants held by such Registered Holder by 0.087 (the “Exchange Ratio”), and by adjusting the exercise price of each Warrant to $132.18 per share of Class A common stock of the Company, par value $0.0001 per share (“Common Stock”), ;

WHEREAS, on August 11, 2022, pursuant to the terms of the Merger Agreement, Redbox and the Warrant Agent entered into a Warrant Assumption and Amendment Agreement (the “Warrant Assumption Agreement”), pursuant to which the Company assumed Redbox’s rights and obligations under this Agreement;

WHEREAS, pursuant to the Merger Agreement, the Warrant Assumption Agreement and Section 4.4 of this Agreement, effective as of the Effective Time (as defined in the Merger Agreement), each of the issued and outstanding Warrants were no longer exercisable for shares of Class A common stock of Redbox, par value $0.0001 per share but instead became exercisable (subject to the terms and conditions of this Agreement) for a number of shares of Common Stock of the Company equal to the Exchange Ratio, at an exercise price of $132.18 per whole share of Common Stock;

WHEREAS, the Company desires the Warrant Agent to act on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the issuance, registration, transfer, exchange, redemption and exercise of the Warrants;

WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent, and the holders of the Warrants; and

WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent, as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:”

2.3           Warrant Price. Section 3.1 of the Existing Warrant Agreement is hereby amended by replacing the phrase “at the price of $11.50 per share” with the phrase “at the price of $132.18 per share.”

2.4           Redemption. Section 6.1 of the Existing Warrant Agreement is hereby amended by replacing the language “provided that the last sales price of the Common Stock reported has been at least $18.00 per share (the “Redemption Trigger Price; subject to adjustment in compliance with Section 4 hereof)” with the language “provided that the last sales price of the Common Stock reported has been at least $206.90 per share (the “Redemption Trigger Price; subject to adjustment in compliance with Section 4 hereof)”.

2.5           Notices. Section 9.2 of the Existing Warrant Agreement is hereby amended by replacing the following:

“Seaport Global Acquisition Corp.

360 Madison Avenue, 20th Floor

New York, NY 10017

Attention: Stephen C. Smith

With a copy to (which shall not constitute notice):

Ellenoff Grossman & Schole LLP

1345 Avenue of the Americans

New York, New York 10105

Attention: Stuart Neuhauser, Esq.”

with the following language:

“Chicken Soup for the Soul Entertainment Inc.

132 E. Putnam Avenue, Floor 2W

Cos Cob, CT 06807

Attn: William J. Rouhana, Jr., Chairman and CEO

With a copy to (which shall not constitute notice):

Graubard Miller

405 Lexington Ave, 11t h Floor

New York, NY 10174

Attn: David Alan Miller, Esq.

  Brian L. Ross, Esq.

2.6           Warrant Certificate. Any Book-Entry Warrant Certificate or Definitive Warrant Certificate that, immediately prior to the Effective Time, evidenced or otherwise represented Warrants shall, from and after the Effective Time, without further action by any Registered Holder be deemed for all purposes to (i) evidence ownership of, and to represent a number of shares of CSSE Common Stock equal to the product obtained by multiplying the number of shares of RDBX Common Stock represented by such Book-Entry Warrant Certificate or Definitive Warrant Certificate, as applicable, immediately prior to the Effective Time by the Exchange Ratio and (ii) reflect a Warrant Price of $132.18 per share of CSSE Common Stock. The foregoing shall be appropriately reflected in CSSE’s record books.

3.             Miscellaneous Provisions.

3.1           Effectiveness of Warrant. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to the consummation of the Merger and shall automatically be terminated and shall be null and void if the Merger Agreement shall be terminated for any reason, except that CST shall be compensated by CSSE for its reasonable cost and expenses incurred up to such termination date in connection with this Agreement and the Existing Warrant Agreement.

3.2           Amendment and Waiver. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of each party hereto.

3.3           Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company or the Warrant Agent shall bind and inure to the benefit of their respective successors and assigns.

3.4           Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

3.5           Applicable Law. The validity, interpretation and performance of this Agreement shall be governed in all respects by the laws of the State of New York, without giving effect to conflict of law principles that would result in the application of the substantive laws of another jurisdiction. The parties hereby agree that any action, proceeding or claim against a party arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive. Each of the parties hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

3.6           Persons Having Rights under this Agreement. Nothing in this Agreement shall be construed to confer upon, or give to, any person or corporation other than the parties hereto and the Registered Holders any right, remedy, or claim under or by reason of this Agreement or of any covenant, condition, stipulation, promise, or agreement hereof. All covenants, conditions, stipulations, promises, and agreements contained in this Agreement shall be for the sole and exclusive benefit of the parties hereto and their successors and assigns and of the Registered Holders.

3.7           Examination of the Warrant Agreement. A copy of this Agreement shall be available at all reasonable times at the office of the Warrant Agent in the Borough of Manhattan, City and State of New York, for inspection by the Registered Holder of any Warrant. The Warrant Agent may require any such Registered Holder to submit his, her or its Warrant for inspection by the Warrant Agent.

3.8           Counterparts. This Agreement may be executed in multiple counterparts, each of which when executed and delivered shall thereby be deemed to be an original and all of which taken together shall constitute one and the same instrument. Any party hereto may execute and deliver signed counterparts of this Agreement to the other Parties by electronic mail or other electronic transmission in portable document format (.PDF) or any other electronic signature complying with the United States ESIGN Act of 2000 (including www.docusign.com), each of which shall be deemed an original.

3.9           Effect of Headings. The section headings herein are for convenience only and are not part of this Agreement and shall not affect the interpretation thereof.

3.10         Notices. Any notice, statement or demand authorized by this Agreement to be given or made by a party hereto shall be made in accordance with the provisions of Section 9.2 of the Existing Warrant Agreement as amended by this Agreement (with any notices to the Company being made to CSSE).

3.11         Reference to and Effect on Agreements; Entire Agreement.

(a)           Any references to “this Agreement” in the Existing Warrant Agreement will mean the Existing Warrant Agreement as amended by this Agreement. Except as specifically amended by this Agreement, the provisions of the Existing Warrant Agreement shall remain in full force and effect.

(b)          This Agreement and the Existing Warrant Agreement, as modified by this Agreement, constitutes the entire understanding of the parties and supersedes all prior agreements, understandings, arrangements, promises and commitments, whether written or oral, express or implied, relating to the subject matter hereof, and all such prior agreements, understandings, arrangements, promises and commitments are hereby canceled and terminated.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed as of the date first above written.

REDBOX ENTERTAINMENT INC.

By:	/s/ Galen C. Smith

Name:	Galen C. Smith
Title:	Chief Executive Officer

[Signature Page to Warrant Assumption and Amendment Agreement]

CHICKEN SOUP FOR THE SOUL ENTERTAINMENT INC.

By:	/s/ William J. Rouhana, Jr.

Name: William J. Rouhana, Jr.
Title: Chairman and Chief Executive Officer

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent On Behalf of Both Entities

By:	/s/ Luis Ortiz

Name: Luis Ortiz
Title: Vice President

[Signature Page to Warrant Assumption and Amendment Agreement]